UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 4, 2012

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of May 2012 issued on June 4, 2012 appears below.

June 4, 2012

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

In Washington

Uncertainty Persists
In late April, in testimony before the Senate Banking Committee, HUD Secretary Shaun Donovan confirmed the conventional wisdom that the Administration has no plan to reform Fannie Mae and Freddie Mac "anytime soon." Then again, there is not a consensus in Congress on how to tackle this complicated matter, either. This lack of immediate action raises many questions regarding GSE reform and the future of our nation’s housing policies. And until these questions are answered, a high degree of uncertainty will persist.

This uncertainty is not limited to housing policy; there is uncertainty to be found in a number of other major policy issues that will come to a head this fall following the November elections. This year’s lame duck session of Congress may very well turn into an exercise in duck-and-cover, as expiring Bush tax cuts and the return of the debt ceiling limit debate pose threats to our economic stability. But amid all this uncertainty, significant opportunities exist for the community banker.

Economic Renaissance
On May 31, I had the pleasure of speaking at the NJBankers Annual Conference. The conference’s theme was "Economic Renaissance", and as I looked out into the audience – full of Home Loan Bank members, the risk-adverse and responsible local lenders – I realized that, if policymakers want to craft a true economic renaissance, it must be built on the sturdy foundation of the community bank model. The responsible, conservative and consistent community banker has benefitted so many communities throughout our region and across the nation.

Recently, Ed DeMarco, acting director of the Federal Housing Finance Agency, referred to Home Loan Bank members as "front-line, local lenders." The community bank model of knowing your customers and supporting them with responsible, prudent lending has worked to the benefit of this country for decades. It has worked during the recent crisis. And it must be allowed to continue to work if our nation is to recover fully from the financial collapse. Our nation needs its dependable, competitive network of local lenders, and that network needs its global partner: the Federal Home Loan Banks.

In a speech before the National Association of Realtors® on May 15, Director DeMarco stated that a future housing finance system "does require a legal and institutional framework that brings the power of global capital markets to the benefit of local lenders and borrowers around the country. Importantly, we must remember the importance of competition in the marketplace." The Federal Home Loan Banks bring the global capital markets to the local lender, and the local lender promotes competition in the marketplace, all to the benefit of the consumers and communities these local lenders serve. And there lies our opportunity amid the uncertainty: our nation’s community banks, and the Home Loan Banks that support them, have a great story to tell. We must make sure that we continue to remind policymakers that, as they work to develop the framework for housing reform, they keep those underpinnings and successful public policies that have continued to work.

At the Bank

Advances Averaged $68.8 Billion in April 2012

The Federal Home Loan Bank of New York continues to work for our members. On May 17, we announced a 4.50% dividend for the first quarter of 2012. And our advances levels stood at $68.8 billion at the end of April as our members put nearly $70 billion in funding to work in their communities. This continued focus on being an advances bank allows us fulfill the mission of our Congressional charter and to remain a reliable source of funding for our members – those front-line local lenders who continue to drive job growth and economic development in communities across our region.

I am very proud of the long-serving team we have at the FHLBNY, and these results demonstrate how fortunate we are to have them working to ensure that the FHLBNY continues to be that reliable source of funding for you and the communities you serve.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

June 4, 2012	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer